Exhibit 99.1

FOR IMMEDIATE RELEASE:	July 20, 2011
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274

AETRIUM REPORTS SECOND QUARTER 2011
FINANCIAL RESULTS

St. Paul, Minn (7/20/11)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its second quarter ended June 30, 2011. Revenue for the second quarter was $3,319,000, up sequentially from $1,860,000 in the first quarter of 2011. Net loss for the second quarter was $599,000, or $0.06 per share, as compared to net loss for the first quarter of $730,000, or $0.07 per share.

Recent Business Highlights:
•	Received acceptance of first VMAX test handlers at one of Aetrium’s largest customers.
•	Shipped first MEMS (micro electro-mechanical system) application to an existing customer for pressure testing.
•	Expanded sales of an advanced wafer level reliability test application to a second location of a recently acquired top-5 IDM (integrated device manufacturer) customer.
•	Expanded sales of an advanced package level reliability test application to an existing top-5 foundry customer and to a new location within that customer.

“While we are very pleased with the progress we have been making, our revenue for the second quarter fell short of our expectations,” noted John J. Pollock, Aetrium’s President and Chief Executive Officer. “An extensive evaluation of eight site test handlers, including our VMAX test handler, by one of our largest customers as part of its strategic initiative to migrate to eight site testing has not yet concluded.  As a result, orders that we had expected to receive and fill in the second quarter have not yet been issued. Accordingly, our revenue for the quarter came in below our previous guidance. We anticipate that this customer’s test handling evaluation will conclude in the third quarter.

“Notwithstanding our lower than expected revenue, we were breakeven on cash flow,” Mr. Pollock continued. “Also, in addition to our other highlights, we made progress on other evaluations of our VMAX test handler at another large analog IDM and our most advanced reliability test modules at four large IDMs. Finally, we note that industry analysts continue to forecast solid growth in the semiconductor industry in the second half of 2011, which should result in strengthening demand for semiconductor equipment. We believe that we are well positioned to capitalize on that growing demand.”

Webcast:
On Wednesday, July 20, 2011, at 3:30 PM CDT (4:30 PM EDT), Aetrium Incorporated will host a live Webcast of its 2011 second quarter conference call.  The Webcast will be available online and can be linked through Aetrium's website at www.Aetrium.com. An audio replay of the call will also be available at www.Aetrium.com for one year.

Certain matters in this news release are forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the Company’s SEC filings, including its Form 10-K for the year ended December 31, 2010.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

-Tables Follow-

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010

Net sales	$3,319	$5,016	$5,179	$9,634
Cost of goods sold	2,108	2,621	2,929	5,243
Gross profit	1,211	2,395	2,250	4,391
Gross profit percent	36.5%	47.7%	43.4%	45.6%

Operating expenses:
Selling, general and administrative (1)	1,193	1,563	2,372	2,677
Research and development	626	813	1,229	1,509
Total operating expenses	1,819	2,376	3,601	4,186

Income (loss) from operations	(608)	19	(1,351)	205
Interest income	9	18	22	34
Income (loss) before income taxes	(599)	37	(1,329)	239
Income taxes (2)	-	57	-	57

Net income (loss) (3)	$(599)	$94	$(1,329)	$296

Income (loss) per share (3):
Basic	$(0.06)	$0.01	$(0.12)	$0.03
Diluted	$(0.06)	$0.01	$(0.12)	$0.03

Weighted average common shares outstanding:
Basic	10,781	10,689	10,781	10,652
Diluted	10,781	10,970	10,781	10,851

(1)
Selling, general and administrative expenses for the six months ended June 30, 2010 includes a credit of $190 related to the settlement of a legal dispute with a subtenant of the Company’s former leased facility in Poway, California.

(2)	Income tax benefit for the three and six months ended June 30, 2010 includes $57 related to a federal carryback claim filed in 2010 for a refund of Alternative Minimum Taxes paid in prior years.

(3)
The impact of the $57 income tax benefit described above was to increase net income from $37 ($0.00 per basic and diluted share) to $94 ($0.01 per basic and diluted share) for the three months ended June 30, 2010. The impact of the $190 credit and $57 income tax benefit described above was to increase net income from $49 ($0.00 per basic and diluted share) to $296 ($0.03 per basic and diluted share) for the six months ended June 30, 2010.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	June 30,	December 31,
	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$7,796	$10,033
Accounts receivable, net	1,202	862
Inventories - operations	8,054	7,358
Inventories - shipped equipment, subject to revenue deferral	247	24
Other current assets	127	67
Total current assets	17,426	18,344

Property and equipment, net	139	98

Other asset	36	41

Total assets	$17,601	$18,483

Liabilities and shareholders' equity:
Current liabilities:
Trade accounts payable	$898	$502
Other current liabilities	644	714
Total current liabilities	1,542	1,216

Noncurrent accrued liabilities	313	377

Shareholders' equity	15,746	16,890

Total liabilities and shareholders' equity	$17,601	$18,483